SCHEDULE 14A
                               (RULE 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

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[ ]  Definitive Additional Materials        Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Section 240.14a-11(c) or Section 240.14a-12

                      Impac Commercial Holdings, Inc.
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              (Name of Registrant as Specified in Its Charter)


  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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     paid previously. Identify the previous filing by registration statement
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IMPAC COMMERCIAL HOLDINGS, INC.
1301 Avenue of the Americas, 42nd Floor
New York, New York 10019


April 20, 2000


Dear Stockholder:

      The annual meeting of stockholders of Impac Commercial Holdings, Inc. will be held at 8:30 a.m., New York City time, on Wednesday, May 24, 2000, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, Room 37D, New York, New York 10036.

      The attached Proxy Statement describes in detail the matters expected to be acted upon at the annual meeting, including the election of our Board of Directors. We will also report on the Company's progress and respond to questions you may have about the Company's business.

      Whether or not you plan to attend, it is important that your shares be represented and voted at the annual meeting.

      We look forward to seeing you at the annual meeting.


                                    Sincerely,



                                    Wesley R. Edens
                                    Chairman and Chief Executive Officer






                        IMPAC COMMERCIAL HOLDINGS, INC.
                   1301 Avenue of the Americas, 42nd  Floor
                           New York, New York  10019

April 20, 2000

                NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Impac Commercial Holdings, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of IMPAC COMMERCIAL HOLDINGS, INC., a Maryland corporation (the "Company"), will be held at 8:30 a.m., New York City time, on Wednesday, May 24, 2000, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, Room 37D, New York, New York 10036, for the following purposes:

      (1) to elect the following five directors to serve on the Board of Directors of the Company until the next annual meeting of stockholders and thereafter until their successors are duly elected and qualify: Wesley R. Edens, Robert I. Kauffman, Christopher W. Mahowald, Joseph R. Tomkinson and Frank P. Filipps; and

      (2) to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors of the Company has fixed the close of business on April 10, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

      WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                    By Order of the Board of Directors,



                                    Randal A. Nardone
                                    Secretary





                      IMPAC COMMERCIAL HOLDINGS, INC.
                  1301 Avenue of the Americas, 42nd Floor
                          New York, New York 10019


                              PROXY STATEMENT

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      This Proxy Statement is furnished to stockholders of Impac Commercial
Holdings, Inc., a Maryland corporation (the "Company" or "ICH"), in connection with the solicitation of proxies in the form enclosed herewith for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held at 8:30 a.m., New York City time, on Wednesday, May 24, 2000, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, Room 37D, New York, New York 10036. This Proxy Statement and the enclosed proxy were first mailed on April 20, 2000 to holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"). The Company's principal executive office is located at 1301 Avenue of the Americas, 42nd Floor, New York, New York 10019.

      The Company's Annual Report to Stockholders for the year ended December 31, 1999 is concurrently being provided to each stockholder and is enclosed herewith.

STOCKHOLDERS ENTITLED TO VOTE

      Holders of record of the Company's Common Stock at the close of business on April 10, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting. There were 8,418,200 shares of Common Stock outstanding at the Record Date. Each share of Common Stock is entitled to one vote.

HOW TO VOTE

      Please mark your proxy, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to Boston Equiserve L.P., Shareholder Services, 150 Royall Street, Canton, Massachusetts 02021.

VOTING AT THE ANNUAL MEETING

      Voting now by proxy will not affect your ability to vote in person if you decide to attend the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

      All shares as to which a proxy has been properly submitted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted "FOR" the election of the five nominees for director named herein.

REVOCATION OF PROXIES

      Any given proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing of such revocation, by duly executing and delivering another proxy bearing a later date or by attending and voting in person at the Annual Meeting.

VOTING ON OTHER MATTERS

      If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, the Company did not know of any other matter to be raised at the Annual Meeting.

REQUIRED VOTE

      The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non- votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

      A plurality of the votes cast is required for the election of directors. Abstentions and broker "non-votes" are not counted for purposes of the election of directors.

COST OF PROXY SOLICITATION

      This solicitation is made on behalf of the Board of Directors and management of the Company. The cost of soliciting proxies has been or will be borne by the Company. Solicitation will be made by mail, electronic transmission, facsimile transmission or personally by officers and other employees of the Company who will not receive additional compensation for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and the Company may reimburse them for any attendant expenses. The Company does not plan to engage a third party to solicit proxies.


                                   ITEM 1

                           ELECTION OF DIRECTORS

      The Company's Directors are elected annually to serve until the Company's next annual meeting of stockholders and thereafter until their successors are duly elected and qualify. The Company's Amended and Restated Articles of Incorporation, as amended (the "Charter"), and Bylaws currently provide for a Board of Directors with a maximum of fifteen members and a minimum of not less than the minimum number of directors required by Maryland law. The Company's Bylaws give the Board the authority to establish, increase or decrease the number of directors. The size of the Company's Board is currently set at five. No proxy will be voted for more than five nominees for Director.

      The Company is advised that all of the nominees have indicated their availability and willingness to serve if elected. In the event that any nominee becomes unavailable or unable to serve as a Director of the Company prior to the voting, the proxy holders will refrain from voting for the unavailable nominee or will vote for a substitute nominee in the exercise of their best judgment.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
            THE ELECTION OF THE FOLLOWING NOMINEES AS DIRECTORS.

INFORMATION CONCERNING DIRECTOR NOMINEES

      The following table sets forth the name, age and position with the Company of each nominee for Director of the Company:


         NAME                   AGE              POSITION
         ----                   ---              --------
Wesley R. Edens(1).............  38   Chairman of the Board and Chief
                                        Executive Officer
Robert I. Kauffman.............  36   President and Director
Christopher W. Mahowald(1)(2)..  38   Director
Joseph R. Tomkinson(1)(2)......  52   Director
Frank P. Filipps (2)...........  52   Director

----------
(1)   Member of the Audit Committee
(2)   Unaffiliated Director


      MR. EDENS has been the Chairman of the Board and Chief Executive Officer of ICH since May 1999 and has been the Chief Executive Officer of Fortress Investment Group, LLC and Fortress Investment Corp., as well as the Chairman of the Board of Fortress Investment Group, since their formation in April 1998. Previously, Mr. Edens was the head of the Global Principal Finance Group at Union Bank of Switzerland as well as Managing Director of Union Bank of Switzerland between May 1997 and May 1998. From October 1993 to May 1997, Mr. Edens was a partner and Managing Director of BlackRock Financial Management, Inc. and the Chief Operating Officer of BlackRock Asset Investors, a real estate investment fund. In addition, Mr. Edens was formerly a partner and Managing Director of Lehman Brothers, an investment banking firm. Mr. Edens is also a Director of Capstead Mortgage Corporation, a real estate investment trust.

      MR. FILIPPS has been a Director of ICH since February 1997. Mr. Filipps was elected President of CMAC Investment Corp. and Chairman, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company in January 1995. In May 1995, Mr. Filipps was elected a Director of CMAC Investment Corp. and in January 1996, he was elected Chief Executive Officer of CMAC Investment Corp. Mr. Filipps joined Commonwealth Mortgage in 1992 as Senior Vice President and Chief Financial Officer, where he was responsible for the company's financial, investment and data processing operations, as well as the legal and human resources functions. In 1994, Mr. Filipps was promoted to Executive Vice President and Chief Operating Officer for both CMAC Investment Corp. and Commonwealth Mortgage, where his additional responsibilities included the company's sales, marketing, underwriting and risk management operations.

      MR. KAUFFMAN has been the President and a Director of ICH since May 1999, and has been the President of Fortress Investment Group and Fortress Investment Corp., and a member of the Board of Directors of Fortress Investment Corp., since April 1998. Previously, Mr. Kauffman was the head of the acquisitions and risk management department of Global Principal Finance of Union Bank of Switzerland, as well as a Managing Director of Union Bank of Switzerland between May 1997 and May 1998. Prior to joining Global Principal Finance in 1997, Mr. Kauffman was a principal of BlackRock Financial Management, and a Managing Director of BlackRock Asset Investors from April 1994 to May 1997. Prior to joining BlackRock Financial Management, Mr. Kauffman was the Executive Director of Lehman Brothers International. Mr. Kauffman is also a Director of Capstead Mortgage Corporation, a real estate investment trust.

      MR. MAHOWALD has been a Director of ICH since May 1999. Mr. Mahowald is the President of EFO Realty and Vice President of EFO Holdings, Inc. During the six years prior to forming EFO Realty in January 1997, Mr. Mahowald was a partner in the Robert M. Bass Group where he was a founding principal of the Brazos Fund, a real estate private equity fund, and Colony Capital, a major buyer of distressed mortgages from the Resolution Trust Company. Prior to joining the Bass Group, he was a principal for the Trammell Crow Company, where he developed and leased industrial real estate projects.

      MR. TOMKINSON has been a Director of ICH since its formation in 1997. Mr. Tomkinson was Chairman of the Board and Chief Executive Officer of ICH from its formation in 1997 until May 1999. Mr. Tomkinson has been the Vice Chairman of the Board and Chief Executive Officer of Impac Mortgage Holdings, Inc., a former affiliate of ICH ("IMH"), and Chairman of the Board and Chief Executive Officer of Impac Funding Corporation, a former affiliate of ICH that conducted IMH's conduit operations ("IFC"), and Impac Warehouse Lending Group, Inc. since August 1995. In April 1998, he became Chairman of the Board of IMH. Mr. Tomkinson served as President and Chief Operating Officer of Imperial Credit Industries, Inc. from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, a subsidiary of Imperial Bank, one of the companies that combined to become Imperial Credit Industries in 1992. Mr. Tomkinson has been a Director of Imperial Credit Industries since December 1991. Mr. Tomkinson is also Director of BNC Mortgage, Inc.

      There are no family relationships between any of the Directors or Executive Officers of the Company.

COMPENSATION OF DIRECTORS

      All Directors are elected at each annual meeting of the Company's stockholders for a term of one year, and hold office until their successors are duly elected and qualify. Any vacancy on the Board of Directors for any cause other than an increase in the number of Directors may be filled by a majority of the remaining Directors. Replacements for vacancies occurring among the unaffiliated Directors (the "Unaffiliated Directors") will be elected by a majority vote of the remaining Directors, including a majority of the Unaffiliated Directors. The Company pays an annual Director's fee of $20,000 to each Unaffiliated Director and reimburses such Unaffiliated Director's costs and expenses for attending such meetings.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership, reported to ICH as of April 10, 2000, of ICH Common Stock, including shares as to which a right to acquire ownership exists, of: (i) each person known by ICH to be the record or beneficial owner of 5% or more of the outstanding ICH Common Stock; (ii) each Director of ICH; (iii) each Executive Officer of ICH; and
(iv) all Directors and Executive Officers of ICH as a group. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of ICH, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.


                                      AMOUNT
 NAME OF BENEFICIAL OWNER         BENEFICIALLY OWNED    PERCENTAGE OF CLASS
 ------------------------         ------------------    -------------------
Fortress Partners, L.P.             2,516,035(1)                25.0
James and Nancy Grosfeld              824,500(2)                 9.8
Apex Mortgage Capital, Inc.           627,300(3)                 7.5
Wesley R. Edens                             0(4)                 0
Robert I. Kauffman                          0(4)                 0
Gregory F. Hughes                           0(4)                 0
Randal A. Nardone                           0(4)                 0
Erik P. Nygaard                             0(4)                 0
Christopher W. Mahowald                     0                    0
Joseph R. Tomkinson                   134,617(5)                 1.6
Frank P. Filipps                       32,000(6)                 *
All directors and executive
  officers as a group
  (8 persons)                         166,617(4)(7)              2.0

-------------------

 * Less than 1%.

(1) Represents 832,400 shares of ICH Common Stock owned by FIC Management, Inc., an affiliate of Fortress Partners, L.P., as to which Fortress Partners, L.P. may be deemed to be the beneficial owner, and 1,683,635 shares of ICH Common Stock issuable upon conversion of the 479,999 shares of ICH Series B Preferred Stock held by Fortress Partners, L.P. The sole general partner of Fortress Partners, L.P. is Fortress Investment Corp. The address of Fortress Partners, L.P. and FIC Management, Inc. is 1301 Avenue of the Americas, 42nd Floor, New York, New York 10019.

(2) Based on an amendment to Schedule 13G filed by James and Nancy Grosfeld on November 1, 1999. The Grosfelds' address is 20500 Civic Center Drive, Suite 3000, Southfield, Michigan 48076. The Grosfelds share voting and dispositive power as to the shares reported.

(3) Based on an amendment to Schedule 13D filed by Apex Mortgage Capital, Inc., The TCW Group, Inc., and Robert A. Day on February 3, 2000. The address of Apex Mortgage, TCW Group and Mr. Day is 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017. The 627,300 shares listed as owned by Apex Mortgage include 249,000 shares owned directly by Apex Mortgage, 366,300 shares owned indirectly by TCW Group through its wholly owned subsidiary, TCW Asset Management Company, and 12,000 shares owned by Daniel K. Osborne, the Executive Vice President, Chief Operating Officer and Chief Financial Officer of Apex Mortgage. Apex Mortgage and TCW Group claim shared voting and dispositive power and Mr. Day claims sole voting and dispositive power with respect to the shares listed as owned by Apex Mortgage. Although Apex Mortgage and TCW Group acknowledge that they may be deemed to be a "group" for purposes of Rule 13d-5 under the Exchange Act, each of Apex Mortgage, TCW Asset Management and Mr. Osborne disclaim membership in any such group as well as beneficial ownership of shares held by any other affiliated entity or person. In its
      Schedule 13D filing, Apex Mortgage has indicated that it has acquired the shares listed as owned by it in furtherance of its intention to acquire control of ICH.

(4) As a result of their positions as Directors and/or Executive Officers of Fortress Investment Corp., the sole general partner of Fortress Partners, L.P. and FIC Management, Inc., Messrs. Edens, Kauffman, Hughes, Nardone and Nygaard may be deemed to be the beneficial owners of the 479,999 shares of ICH Series B 8.5% Cumulative Convertible Preferred Stock held by Fortress Partners, L.P., the 1,683,635 shares of ICH Common Stock into which those shares are convertible and the 832,400 shares of ICH Common Stock owned by FIC Management, Inc., Messrs. Edens, Kauffman, Hughes, Nardone and Nygaard disclaim beneficial ownership of such shares.

(5) Includes options to purchase 16,667 shares of ICH Common Stock which are currently exercisable and 7,500 shares held in a trust of which Mr. Tomkinson is trustee.

(6) Includes options to purchase 20,000 shares of ICH Common Stock which are currently exercisable.

(7) Includes options to purchase a total of 36,667 shares of ICH Common Stock which are currently exercisable.

COMMITTEES AND ATTENDANCE AT BOARD MEETINGS

      The Company's Board of Directors has one standing committee: an Audit Committee. The Board of Directors does not presently have a compensation committee or a nominating committee. The functions generally performed by a compensation committee and nominating committee are performed by the Company's Board of Directors as a whole.

      The Audit Committee reviews (i) the scope of auditing activities performed by the Company's independent accountants, (ii) the Company's investment securities policies and procedures and (iii) cash management procedures and controls. The Audit Committee is presently composed of Messrs. Edens, Mahowald and Tomkinson.

      Messrs. Edens, Kauffman and Mahowald were appointed to the Company's Board of Directors in May 1999. Messrs. Tomkinson and Filipps have been Directors of the Company since 1997. The Board of Directors met 14 times during 1999. For the period from May 5, 1999, the date on which the Board of Directors was reconstituted, through December 31, 1999, the Audit Committee did not hold any meetings. No person who was a Director in 1999 attended fewer than 92.9% of the aggregate number of all meetings held by the Board of Directors.

EXECUTIVE OFFICERS

      The following table sets forth certain information with respect to the Executive Officers of the Company who are not also Directors. For information concerning Messrs. Edens and Kauffman, each of whom is a Director as well as an Executive Officer of the Company, see "Election of Directors - Information Concerning Director Nominees."

           NAME               AGE                POSITION
           ----               ---                --------
Randal A. Nardone.........     44    Chief Operating Officer and Secretary
Erik P. Nygaard...........     40    Chief Information Officer and Treasurer
Gregory F. Hughes.........     36    Chief Financial Officer


      MR. NARDONE has been the Chief Operating Officer and Secretary of ICH since May 1999. Mr. Nardone has also served as the Chief Operating Officer and Secretary of Fortress Investment Group LLC and Fortress Investment Corp. since inception in April 1998. Mr. Nardone was previously the head of the structured finance and contract finance departments of Global Principal Finance as well as a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Global Principal Finance in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. and Managing Director of BlackRock Asset Investors and BlackRock Capital Finance, L.P. from June 1995 to May 1997, where he also ran the structured finance and contract finance groups.

      MR. NYGAARD has been the Chief Information Officer and Treasurer of ICH since May 1999. Mr. Nygaard has served as the Chief Information Officer and Treasurer of Fortress Investment Group LLC and Fortress Investment Corp. since inception in April 1998. Mr. Nygaard was previously the head of the financial engineering department of Global Principal Finance as well as a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Global Principal Finance, Mr. Nygaard was a principal of BlackRock Financial Management, Inc. and Managing Director of BlackRock Asset Investors and BlackRock Capital Finance, L.P. from September 1994 to May 1997.

      MR. HUGHES has been the Chief Financial Officer of ICH, Fortress Investment Group LLC and Fortress Investment Corp. since August 1999. From 1997 to 1999, Mr. Hughes was the Chief Financial Officer for Wellsford Real Properties, Inc., a real estate merchant banking firm which acquires, finances, develops and operates real properties and organizes and invests in private and public real estate companies. From 1993 to 1997, Mr. Hughes served as the Chief Financial Officer for Wellsford Residential Property Trust, a real estate investment trust.


                      COMPENSATION OF EXECUTIVE OFFICERS

GENERAL

      As an externally managed real estate investment trust, the Company does not directly provide cash compensation to its Executive Officers for their services. Rather, all such compensation is paid by ICH's manager or its affiliates. In May 1999, in exchange for cash consideration in the aggregate amount of $6.0 million, FIC Management, Inc. ("FIC Management"), an affiliate of Fortress Partners, L.P. ("Fortress Partners"), acquired all of the rights and interests of RAI Advisors, LLC ("RAI Advisors"), the Company's former manager, under the management agreement between the Company and RAI Advisors. Accordingly, since May 1999 all compensation payable to ICH's newly installed Executive Officers has been paid by FIC Management or its affiliates and, prior to May 1999, all such compensation was paid by RAI Advisors or its affiliates. For further information regarding the assumption by FIC Management of RAI Advisors' management contract with ICH, see "Certain Relationships and Related Transactions - Transactions with the Current Manager and its Affiliates."

      As described above, Messrs. Edens, Kauffman, Nardone, Nygaard and Hughes are employed by Fortress Investment Group, an affiliate of FIC Management, and do not currently receive salaries directly from ICH. Rather, Fortress Investment Group pays all salaries, bonuses and other compensation to ICH's Executive Officers. Although Executive Officers of ICH may in the future receive stock-based compensation under ICH's 1997 Stock Options and Awards Plan (the "Stock Options and Awards Plan"), no stock options or other awards were granted under the Stock Options and Awards Plan during 1999. Compensation is allocated to ICH in proportion to the estimated time spent by the Company's Executive Officers in the performance of their duties for ICH. For the fiscal year ended December 31, 1999, FIC Management allocated an aggregate of $1.6 million for services provided to ICH by FIC Management, including compensation payments to the Executive Officers of ICH, as defined in the management agreement. ICH reimbursed FIC Management for this amount, which reimbursed Fortress Investment Corp., which in turn reimbursed Fortress Investment Group. See "Certain Relationships and Related Transactions - Transactions with the Current Manager and its Affiliates."

      Mr. Tomkinson, who was the Chief Executive Officer of ICH until his resignation in May 1999, is also an officer of IMH and IFC, two former affiliates of ICH, and RAI Advisors, ICH's former manager. See "Certain Relationships and Related Transactions." In August 1997, Mr. Tomkinson modified his employment agreement with IFC to also become an officer of RAI Advisors, ICH and ICCC. RAI Advisors agreed to cause each of its Officers, including Mr. Tomkinson, to devote as much of his or her time to the operations of ICH as was reasonably necessary. ICH reimbursed RAI Advisors, which reimbursed IFC for the cost of providing the services of these Officers to ICH, as defined in the management agreement. See "Certain Relationships and Related Transactions - Transactions with the Former Manager and its Affiliates."

      The following table sets forth for the fiscal years ended December 31, 1999 and 1998 and for the period from January 15, 1997 (commencement of operations) through December 31, 1997, the compensation allocated to the Company by RAI Advisors for services rendered to the Company by Mr. Tomkinson, its former Chief Executive Officer ("CEO"). Mr. Tomkinson resigned as CEO of the Company in May 1999. In light of the compensation arrangements of ICH's current Executive Officers, as described above, no information has been provided in the Summary Compensation Table with respect to these individuals.


                                SUMMARY COMPENSATION TABLE

                                                                           Long Term
                                                                         Compensation
                                                Annual Compensation
                                                                             Awards

                                                                          Securities
                                                           Other Annual   Underlying       All Other
                                     Salary      Bonus     Compensation    Options      Compensation (d)
Name and Principal Position   Year     ($)        ($)          ($)             (#)            ($)
---------------------------   ----   ------      -----     ------------   ----------    ----------------
Former Officer
Joseph R. Tomkinson           1999    35,915    3,750 (a)     2,496 (b)         --            123
  Former Chairman of the      1998   101,193   13,000 (a)     6,260 (b)      10,000           480
  Board and CEO               1997   100,000    5,300 (a)   252,992 (b)      10,000           480

(a) Pursuant to the terms of the 10,000 share stock option grant made to Mr. Tomkinson in 1997, Mr. Tomkinson is entitled to receive "current-pay" dividend equivalent rights ("DERs") on unexercised stock options equal to the aggregate dividend he would have received from the Company had he actually held the shares of ICH Common Stock subject to the unexercised options.

(b) Consists of a car allowance paid by the Company and contributions paid by the Company under the Company's 401(k) Plan. With respect to 1997, such amounts also include the dollar value of the difference between the price paid by Mr. Tomkinson for 76,800 shares of ICH Common Stock in February 1997 and the fair market value of such stock ($3.20) on the date of purchase.

(d)   Consists of payments on group term life insurance.


OPTION GRANTS, EXERCISES AND YEAR-END VALUES

      No grants of options were made to any Executive Officer of ICH during 1999, therefore the "Option Grants" table has been omitted. The table below sets forth the number of securities underlying unexercised options held by Mr. Tomkinson, the former CEO of ICH, as of December 31, 1999. No options were exercised by Mr. Tomkinson during 1999, therefore the columns for "Shares Acquired On Exercise" and "Value Received" have been omitted. The columns for "Value of Unexercised In-the-Money Options at Fiscal Year End - Exercisable and Unexercisable" have been omitted from the table since the various exercise prices of the options exceeded the $5.25 fair market value of the underlying ICH Common Stock on December 31, 1999 for both exercisable and unexercisable options.

        AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

                        NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS
         NAME                         AT FISCAL YEAR-END (#)
         ----                         ----------------------
                             EXERCISABLE                  UNEXERCISABLE
                             -----------                  -------------
Joseph R. Tomkinson             16,667                        3,333

COMPENSATION COMMITTEE REPORT

      Since the changes in ICH's management that occurred in May 1999, all of the Company's Executive Officers have been employed by Fortress Investment Group, an affiliate of FIC Management, and have not received salaries directly from ICH. The Company's Executive Officers are required to devote only such portion of their time to the affairs of ICH as is required for the performance of their duties as Officers of ICH. As such, compensation is allocated to ICH in proportion to the estimated time spent by the Company's Executive Officers in the performance of their duties for ICH. Decisions regarding the type and amount of compensation to be paid to the Company's Executive Officers are made by Fortress Investment Group, the entity that directly employs and pays salaries to the Executive Officers. As such, the Company's Board of Directors no longer participates directly in decisions regarding the compensation arrangements of the Company's Executive Officers.

      Prior to May 1999, the Company's Board of Directors had a standing Compensation Committee that administered the policies governing the Company's executive compensation program. All issues pertaining to executive compensation were reviewed by the Compensation Committee and approved by the Company's Board of Directors. For the period from January 1, 1999 until May 5, 1999, each Executive Officer's compensation was comprised of three principal components: base salary, bonus and stock options or awards granted pursuant to the Company's Stock Options and Awards Plan. Base salary and bonus during this period were determined by the Executive Officer's employment agreement with IFC and were reviewed at least annually by the Compensation Committee. See "Executive Compensation" for a description of the allocation of base salary and bonus for the Company's former CEO, Mr. Tomkinson.

      Section 162(m) of the Internal Revenue Code limits the deduction for compensation paid to the Chief Executive Officer and the Company's other most highly compensated Executive Officers to the extent that compensation of a particular executive exceeds $1,000,000, unless such compensation was based upon performance goals determined by a compensation committee. None of the Executive Officers of the Company were employees during 1999, therefore, the provisions of Section 162(m) are not applicable.

                              MEMBERS OF THE BOARD OF DIRECTORS
                              (Acting in lieu of the Compensation Committee) Wesley R. Edens
                              Robert I. Kauffman
                              Christopher W. Mahowald
                              Joseph R. Tomkinson
                              Frank P. Filipps

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      From May 1999 through December 1999, the duties of the Company's Compensation Committee were performed by the Company's Board of Directors as a whole. Messrs. Edens and Kauffman have been Officers of ICH since May 5, 1999 and Mr. Tomkinson was an Officer of ICH until his resignation on May 5, 1999. See "Certain Relationships and Related Transactions" for a description of certain transactions involving Mr. Tomkinson.

      Until May 1999, the Compensation Committee consisted of Stephan J. Peers, Thomas J. Poletti and Timothy R. Busch. As a result of their resignation from the Board of Directors in May 1999, Messrs. Peers, Poletti and Busch are no longer members of the Company's Compensation Committee.

EMPLOYMENT AGREEMENTS

      The Company currently has no employment agreements with its Executive Officers.


                        COMMON STOCK PERFORMANCE GRAPH

      Set forth below is a performance graph comparing the cumulative total stockholder return on the Company's Common Stock, the S&P 500 Stock index and an index average of the Company's peer group, composed of comparable publicly-traded companies in the mortgage banking business, in each case for the period commencing on August 5, 1997 through December 31, 1999. Such peer group includes: American Residential Investment Trust, Inc., Asset Investors Corporation, Capstead Mortgage Corporation, Commercial Assets, Inc., Imperial Credit Commercial Mortgage Investment Corp., Laser Mortgage Management, Inc., Redwood Trust, Inc., Anthracite Capital Inc. and Thornburg Mortgage Asset Corporation. The stock price performance shown on the graph is not necessarily indicative of future price performance.

     COMPARISON OF CUMULATIVE TOTAL RETURN OF PEER GROUP AND BROAD MARKET


                             [GRAPH APPEARS HERE]


                      8/5/97   12/31/97   12/31/98    12/31/99
                      ------   --------   ---------   -------
Impac Commercial
  Holdings, Inc. ... $100.00   $104.20    $ 35.92     $ 36.65
S&P 500 Index.......  100.00    102.62     131.95      159.71
Peer Group..........  100.00     88.06      53.39       57.14

Total Return = Price change plus reinvestment of dividends

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS SECTION ENTITLED "COMMON STOCK PERFORMANCE GRAPH" SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILINGS, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Exchange Act requires the Company's Directors and Officers, and persons who own more than ten percent of a registered class of the Company's securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. Officers, Directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the fiscal year ended December 31, 1999, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than ten percent stockholders were satisfied by such persons.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      Stockholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2001 annual meeting of the Company's stockholders, they must deliver a written copy of their proposal no later than December 21, 2000. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Exchange Act, in order to be included in the Company's proxy materials. Stockholders who wish to submit a proposal for consideration at the Company's 2001 annual meeting of stockholders, but who do not wish to submit the proposal for inclusion in the Company's Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must, in accordance with the Company's Bylaws, deliver a copy of their proposal no later than the close of business on March 25, 2001 nor earlier than February 23, 2001. In either case, proposals should be delivered to 1301 Avenue of the Americas, New York, New York 10019, Attention: Secretary. To avoid controversy and establish timely receipt by the Company, it is suggested that stockholders send their proposals by certified mail return receipt requested.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH THE CURRENT MANAGER AND ITS AFFILIATES

      Messrs. Edens and Kauffman each serve as Directors of Fortress Investment Corp., the sole general partner of Fortress Partners, and, together with Messrs. Nardone and Nygaard, collectively own all of the beneficial interests of Fortress Principal Investment Holdings LLC, which owns 12.8% of the common stock of Fortress Investment Corp. Fortress Partners owns 100% of the non-voting preferred stock of FIC Management, the current manager of ICH, representing 95% of the economic interest. Fortress Principal Investment Holdings LLC is a Class A Member of Fortress Principal Investment Group LLC which owns 100% of the common stock of FIC Management (representing 5% of the economic interest).

      On May 5, 1999, the Company entered into a stock purchase agreement with Fortress Partners. Under the terms of the stock purchase agreement, the Company issued to Fortress Partners 479,999 shares of ICH Series B 8.5% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") for an aggregate purchase price of approximately $12.0 million. The Series B Preferred Stock has a coupon of 8.5%, paid quarterly in arrears, and is initially convertible into 1,683,635 shares of ICH Common Stock, subject to adjustment under some circumstances. Pursuant to a registration rights agreement between the Company and Fortress Partners, Fortress Partners has the right to require the Company to register under federal and applicable state securities laws the shares of ICH Common Stock issuable upon conversion of the ICH Series B Preferred Stock.

      On May 5, 1999, FIC Management entered into an agreement with RAI Advisors, the then manager of ICH, pursuant to which RAI Advisors assigned to FIC Management all of RAI Advisors' rights and interests in the existing management agreement between RAI Advisors and the Company in exchange for cash consideration in the aggregate amount of $6.0 million. Following the assignment, FIC Management became the manager of the Company.

      In connection with the transactions described above, the following additional events occurred: (i) the submanagement agreement among RAI Advisors, IMH and IFC was terminated and a new submanagement agreement was entered into among FIC Management, IMH and IFC; (ii) the right of first refusal agreement among ICH, ICCC, RAI Advisors, IMH and IFC was terminated; (iii) James Walsh and Messrs. Busch, Peers and Poletti resigned as Directors of ICH and Messrs. Edens, Kauffman and Mahowald, all of whom are designees of Fortress Partners, were appointed to the ICH Board of Directors (Messrs. Tomkinson and Filipps, who served on the Board prior to the Fortress Partners investment in ICH, remain as ICH Directors); and (iv) the Executive Officers of ICH then serving resigned as a group. Following these resignations, the Board of Directors appointed Mr. Edens as ICH's new Chairman of the Board and Chief Executive Officer; Mr. Kauffman as ICH's new President; Mr. Nardone as ICH's new Chief Operating Officer and Secretary; and Mr. Nygaard as ICH's new Chief Information Officer and Treasurer.

      As a result of the various transactions with Fortress Partners and its affiliates described above,

      o Fortress Partners now holds a significant equity interest in the Company. Assuming the conversion of the Series B Preferred Stock and including subsequent open market purchases of 832,400 shares of ICH Common Stock by an affiliate, Fortress Partners' equity interest would represent approximately 25% of the voting stock of the Company;

      o the principal Executive Officers of the Company and a majority of the members of the Company's Board are designees of Fortress Partners; and

      o an affiliate of Fortress Partners, FIC Management, now controls the external management of the Company's operations, as well as its submanagement functions.

      Management Agreement

      The following is a summary of certain material terms of the management agreement with FIC Management. FIC Management is currently responsible for:

      o asset-liability management -- primarily the analysis and oversight of the purchasing, financing and disposition of ICH's assets,

      o capital management-- primarily the oversight of ICH's capital raising activities, and

      o investor relations activities and operations management -- primarily the oversight of ICH's day- to-day operations, including corporate governance responsibilities.

      In consideration for its services as manager, FIC Management is entitled to receive, for each fiscal quarter, an amount equal to 25% of the Company's taxable net income, before deduction of this management fee, in excess of the amount that would produce an annualized return on equity (as defined in the management agreement) equal to the daily average Ten Year U.S. Treasury Rate plus 2%. The management fee is calculated quarterly in arrears before any income distributions were made to stockholders for the corresponding period. No such payments were made during 1999.

      In addition, the Company pays all operating expenses incurred by FIC Management under the management agreement, including out-of-pocket costs, equipment, personnel required specifically for the Company's operations, and amounts payable by FIC Management pursuant to related submanagement agreements. The Company reimburses FIC Management for all such reimbursable expenses, plus a service charge of 15% on all reimbursable expenses incurred by FIC Management. No service charge is payable on payments made to third-party service providers. Amounts paid to FIC Management by the Company for reimbursable expenses in 1999 were $1.6 million.

      The management agreement expires December 31, 2002 and may be extended with the consent of FIC Management and by the affirmative vote of a majority of Unaffiliated Directors, or by majority vote of the holders of the ICH Common Stock. The management agreement may be terminated for cause on 30 days notice. The management agreement may be terminated without cause on 60 days notice by a majority vote of the Unaffiliated Directors or the holders of the ICH Common Stock. If the management agreement is terminated without cause or not renewed, FIC Management is entitled to payment of all accrued management fees and reimbursable expenses up to the date of termination plus a termination fee or non-renewal fee, as the case may be, determined by an independent appraisal.

TRANSACTIONS WITH THE FORMER MANAGER AND ITS AFFILIATES

      Prior to May 1999, the Company was managed by RAI Advisors. RAI Advisors is owned equally by each of Mr. Tomkinson, a current Director of the Company, and William S. Ashmore and Richard J. Johnson, each of whom is a former officer of the Company. In addition, the Company was party to a number of other agreements with its then affiliates, IMH and IFC. Mr. Tomkinson, is Vice Chairman of the Board and Chief Executive Officer of IMH and Chairman of the Board and Chief Executive Officer of IFC. IMH owns all of the outstanding shares of non-voting preferred stock of IFC, representing 99% of the economic interest in IFC, and Mr. Tomkinson, together with Messrs. Ashmore and Johnson owns all of the outstanding shares of common stock of IFC, representing 1% of the economic interest in IFC. Prior to March 31, 1999, Mr. Tomkinson was an owner of 25% of the common stock of ICCC.

      Management Agreement

      Prior to May 1999, RAI Advisors was entitled to receive for management services rendered similar to those currently provided by FIC Management, for each fiscal quarter, an amount equal to 25% of the Company's net income, before deduction of this management fee, in excess of the amount that would produce an annualized return on equity equal to the daily average Ten Year U.S. Treasury Rate plus 2%. The 25% payment to RAI Advisors was calculated quarterly in arrears before any income distributions were made to stockholders for the corresponding period. No such payments were paid during 1999.

      In addition, the Company and its affiliates paid all operating expenses incurred by RAI Advisors under the management agreement, including out-of-pocket costs, equipment, personnel required specifically for the Company's operations, and amounts payable by RAI Advisors pursuant to related submanagement agreements. Amounts paid by the Company for reimbursable expenses in 1999 were solely attributable to the reimbursement of submanagement expenses discussed below.

      Submanagement Agreement

      Prior to May 1999, IFC provided administrative services to the Company pursuant to a submanagement agreement with RAI Advisors. These services included facilities and costs associated therewith, technology, human resources, management information systems, general ledger accounts, check processing and accounts payable as RAI Advisors deemed necessary. IFC charged RAI Advisors for these services based upon usage which charges management believed were reasonable. IFC was paid for the services rendered on a dollar-for-dollar basis plus a 15% service charge to the extent the services were rendered under the management agreement. The Company paid to IFC, on behalf of RAI Advisors, $297,000 for these services in 1999.

      In connection with the Series B Preferred Stock purchase by Fortress Partners in May 1999, the above noted submanagement agreement was terminated and a new submanagement was entered into among FIC Management, IMH and IFC. The new submanagement agreement provides for substantially all administrative services required by the Company in a manner similar to the prior submanagement agreement. The Company paid to IFC, on behalf of FIC Management, $167,000 for these services in 1999.

      Right of First Refusal Agreement

      In August 1997, RAI Advisors, the Company, ICCC, IMH and IFC entered into a ten-year Right of First Refusal Agreement. Pursuant to this agreement, RAI Advisors agreed, among other things, that any mortgage loan or mortgage-backed security investment opportunity which was offered to it on behalf of either the Company, IMH or any affiliated REIT would first be offered to the entity whose primary business was most closely aligned with the investment opportunity. In addition, both IMH and IFC, on the one hand, and the Company and ICCC, on the other, agreed that any investment opportunity offered to either of them which fell outside the scope of its initial primary business should be offered to the principal party. This agreement was terminated in May 1999.

      Warehouse Line Agreement

      Prior to April 1999, ICCC had an uncommitted warehouse line agreement with IMH to provide financing as needed. The margins on the warehouse line agreement were at 8% of the fair market value of the collateral provided. The interest rates on the borrowings were at Bank of America's prime rate (7.75% at March 31, 1999). The largest aggregate amount outstanding during 1999 was $4.1 million. The warehouse line agreement was terminated in April 1999.

      Dove Street Lease Agreement

      In June 1998, IMH and IFC entered into a premises operating lease with IMH/ ICH Dove Street, LLC, an entity in which the Company holds a 50% equity investment, to rent approximately 74,000 square feet of office space located at the Dove Street property. The lease was transferred to the Company when IMH sold to the Company its interest in the Dove Street property in October 1998. The lease agreement is for a term of 10 years expiring in May 2008 with monthly lease payments of approximately $145,000 per month. For the year ended December 31, 1999, IMH and IFC paid an aggregate of approximately $1.2 million under the lease. In connection with the Series B Preferred Stock purchase from the Company by Fortress Partners in May 1999, the Company, IMH and IFC entered into a First Amendment to Standard Office Lease - Gross, whereby the Company agreed to effect improvements of the Dove Street property, and also granted IMH a right of first offer to rent additional space in the event the Company constructs additional office space adjacent to the Dove Street property. The Company sold the Dove Street property in October 1999.

      Credit Arrangements

      During the normal course of business, the Company made advances to or borrowed funds on a short-term basis from its then affiliated companies. Advances to former affiliates were reflected on the Company's balance sheet as "Due From Affiliates" while borrowings were reflected as "Due To Affiliates." These short-term advances and borrowings bear interest at a fixed rate of 8.00% per annum. As of December 31, 1999, no amounts were due to or from former affiliates.

      Cash and Cash Equivalents

      As of December 31, 1999, ICH had $10.1 million of cash and cash equivalents on deposit with Southern Pacific Bank (SPB), a subsidiary of Imperial Credit Industries, Inc. of which Mr. Tomkinson is a Director.


                            INDEPENDENT AUDITORS

      During the year ended December 31, 1999, the Company engaged KPMG LLP to provide it with audit and tax services. Services provided included the examination of annual financial statements, limited review of unaudited quarterly financial information, review and consultation regarding filings with the Securities and Exchange Commission and the Internal Revenue Service and consultation on financial and tax accounting and reporting matters. Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.


                               OTHER MATTERS

      The Board of Directors knows of no other business to be presented at the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, or any adjournment or postponement thereof, it is intended that any proxies granted will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

                                          By Order of the Board of Directors,


                                          Randal A. Nardone
                                          Secretary





                        IMPAC COMMERCIAL HOLDINGS, INC.
                                     PROXY
                      SOLICITED BY THE BOARD OF DIRECTORS


P   The undersigned hereby appoints Wesley R. Edens and Randal A. Nardone,
R   and each of them, as proxies, each with full power of substitution, and
O   authorizes them to represent and to vote, as designated on the reverse
X   side of this form, all the shares of common stock, $.01 par value per
Y share, of Impac Commercial Holdings, Inc. held of record by the undersigned on April 10, 2000 at the 2000 Annual Meeting of Stockholders to be held on Wednesday, May 24, 2000 at 8:30 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, Room 37D, New York, New York 10036, or any adjournment or postponement.

    IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES SHALL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS SHALL BE GIVEN) FOR ITEM 1, AND IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


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                              SEE REVERSE SIDE

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----------------------------------------------------------------------------
 [X]  Please mark your votes as in this example.
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               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                   THE NOMINEES FOR DIRECTOR LISTED BELOW
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                  FOR     WITHHELD     ABSTAIN
1. Election of                                      Nominees:
   Directors.                                       1. Wesley R. Edens
   (Mark ONE      [  ]      [  ]          [ ]       2. Robert I. Kauffman
   box only.)                                       3. Christopher W. Mahowald
                                                    4. Joseph R. Tomkinson
                                                    5. Frank P. Filipps

FOR all nominees, except vote withheld from the following nominees (if any):

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IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE
CAPACITY, PLEASE SIGN NAME AND TITLE.


                                       -------------------------------------
                                       (SIGNATURE OF STOCKHOLDER)       DATE


                                       -------------------------------------
                                       (SIGNATURE, IF HELD JOINTLY)     DATE


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                             FOLD AND DETACH HERE